                                                   -----------------------------
                                                           OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:         3235-0145
                                                   Expires:      August 31, 1999
                                                   Estimated average burden
                                                   hours per response......14.90
                                                   -----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                            Egreetings Network, Inc.
                   -------------------------------------------
                                (Name of Issuer)



                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)



                                   282343 10 2
                         ------------------------------
                                 (CUSIP Number)



                                    12/31/99
                  --------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)



                               Page 1 of 4 pages

-------------------------------------------------------------------------------
CUSIP NO. 282343102                   13G                     PAGE 2 OF 4 PAGES
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Gordon Tucker
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)
          (b)
-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
-------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER

        SHARES               2,277,563
                         -------------------------------------------------------
     BENEFICIALLY        6   SHARED VOTING POWER

       OWNED BY              0
                         -------------------------------------------------------
         EACH            7   SOLE DISPOSITIVE POWER

       REPORTING             2,277,563(1)
                         -------------------------------------------------------
        PERSON           8   SHARED DISPOSITIVE POWER

         WITH:               0
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,277,563
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.6%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

(1) As of 12/31/99, 1,795,155 shares held by Mr. Tucker were subject to repurchase by the issuer. Mr. Tucker does not have dispositive power over such shares subject to repurchase.



                                Page 2 of 4 pages

ITEM 1.

           (a)    Name of Issuer

                  EGREETINGS NETWORK, INC.

           (b)    Address of Issuer's Principal Executive Offices

                  149 NEW MONTGOMERY ST., SAN FRANCISCO, CA  94105

ITEM 2.

           (a)    Name of Person Filing

                  GORDON TUCKER

           (b)    Address of Principal Business Office or, if none, Residence

                  149 NEW MONTGOMERY ST., SAN FRANCISCO, CA  94105

           (c)    Citizenship

                  U.S.A.

           (d)    Title of Class of Securities

                  COMMON STOCK

           (e)    CUSIP Number

                  282343 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           N/A

ITEM 4.    OWNERSHIP


        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount Beneficially Owned:  2,277,563

           (b)    Percent of Class:  6.6%

           (c)    Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:  2,277,563

                  (ii)    Shared power to vote or to direct the vote:  0

                  (iii)   Sole power to dispose or to direct the disposition of:
                          2,277,563(1)

                  (iv)    Shared power to dispose or to direct the disposition
                          of:  0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           N/A

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP

           N/A

(1) As of 12/31/99, 1,795,155 shares held by Mr. Tucker were subject to repurchase by the issuer. Mr. Tucker does not have dispositive power over such shares subject to repurchase.



                                Page 3 of 4 pages

ITEM 10.   CERTIFICATION

           N/A


                                   [SIGNATURE]


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 8, 2000
                                       -----------------------------------------
                                                         Date

                                       /s/ Gordon Tucker
                                       -----------------------------------------
                                                       Signature

                                       Gordon Tucker
                                       -----------------------------------------
                                                      Name/Title


                                Page 4 of 4 pages